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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         Kear                         Jay                             L.
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        (Last)                      (First)                        (Middle)

                             939 Sandcastle Drive
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                                   (Street)

     Corona del Mar               California                           92625
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               10/25/96
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  JAVELIN SYSTEMS, INC., a Delaware
                                             -----------------------------------
    Corporation, Nasdaq Small Cap Market Symbol:JVLN
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)  N/A
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More Than One Reporting Person


             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
     None
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Warrant to Purchase Common                                                                                         Jay L. Kear,
Stock                          10/25/96  *-1    Common Stock            5,000       *-3             I              Trustee of the
                                                                                                                   Jay Louis Kear
                                                                                                                   Family Trust
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Option to Purchase             *-2       8/27
Common Stock                             2001    Common Stock           10,000        $4.50         D
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
Explanation of Responses:
*-1 No expiration date.
*-2 Forty percent (40%) of the Shares become exercisable on August 27, 1997;
    thirty percent (30%) of the Shares become exercisable on August 27, 1998, and the final thirty percent (30%) of the Shares become exercisable on August 27, 1999.
*-3 Aggregate exercise price to purchase 5,000 shares is $1.00.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMG Number.
                              /s/ JAY L. KEAR                   Nov. 4, 1996
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                        By:
                        For: